UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2021

Alfi, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40294	30-1107078
(Commission File Number)	(IRS Employer Identification No.)

428 Lenox Avenue, Suite 547

Miami Beach, Florida 33139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (305) 395-4520

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	ALF	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $4.57	ALFIW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2021, Alfi, Inc. (the “Company”) appointed Ron Spears as Chief Revenue Officer, effective immediately. On March 15, 2021, the Company and Mr. Spears entered into a Consulting Agreement (the “Consulting Agreement”) for a term of 90 days. The Consulting Agreement provides Mr. Spear’s with a monthly fee of $15,000. The Consulting Agreement also provides Mr. Spears a 7% fee based on revenue generated from paid advertisement placed as a result of Mr. Spears’ effort and a 1% override fee on all call-center revenue invoiced and collected during the 90 day term.

Ron Spears, age 48, has led sales and operations teams for nearly 20 years, building and managing large and emerging, high-growth advertising technology sales organizations. Prior to joining the Company, Mr. Spears was Senior Vice President, Head of US Sales, for Firefly, a Google Ventures backed ad tech start-up specializing in targeted digital advertising through a mobile network of 4,000 GPS-enabled and Internet connected Hi-Res Smart Screens atop ride-share vehicles in the top 8 US markets. Mr. Spears was promoted to lead the national sales organization after having successfully become the leading regional revenue producer in 2019. Mr. Spears has also held roles at Modern Luxury Media, the largest publisher of luxury lifestyle magazines and websites in the US; Vector Media, OOH and Digital Out-of-Home leader and the largest Transit advertising network in the US; and Tribune Publishing, a leader in print, online, mobile, and social news gathering. Mr. Spears earned his Bachelor of Journalism, Advertising from the University of Missouri, Columbia.

Mr. Spears does not have any family relationships with any of the Company’s directors or executive officers or any people nominated or chosen by the Company to become a director or executive officer. Mr. Spears is also not a party to any transactions described by Item 404(a) of Regulation S-K.

The foregoing description of the Consulting Agreement is a summary only, and accordingly, does not purport to be complete and is qualified in its entirety by the full text of the Consulting Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company issued a press release regarding Mr. Spears’ appointment on May 7, 2021. The full text of the press release is furnished as Exhibit 99.1 to this Report.

Item 8.01.	Other Events.

As previous disclosed on a Current Report on Form 8-K dated May 3, 2021 and filed May 6, 2021, the Company consummated an underwritten public offering (the “Offering”) of 3,731,344 shares its common stock, par value $0.0001 per share (the “Common Stock”) and 3,731,344 warrants to purchase 3,731,344 shares of Common Stock (the “Warrants”) at a combined public offering price of $4.15 per share (the “Offering Price”). Pursuant to an underwriting agreement, dated May 3, 2021, by and between the Company and Kingswood Capital Markets, division of Benchmark Investments, Inc., as representative (the “Representative”) of the several underwriters named in, the Company also granted the Representative a 45-day over-allotment option to purchase up to 559,701 additional shares of Common Stock (the “Option Shares”) and 559,701 additional Warrants (the “Option Warrants”) on the same terms and conditions for the purpose of covering any over-allotments, if any, in connection with the Offering.

Subsequently, on May 6, 2021, the Representative exercised its over-allotment of the Option Shares. The Option Shares were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-251959), which became effective on May 3, 2021.

On May 10, 2021 the Company issued a press release announcing the Representative’s exercise and closing of the over-allotment option in connection with the offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated as of March 15, 2021, by and between the Company and Ron Spears
99.1	Press release dated May 7, 2021
99.2	Press Release dated May 10, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFI, INC.

Date: May 10, 2021	By:	/s/ Paul Pereira
Paul Pereira
Chief Executive Officer